UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 15, 2011
Date of Report (Date of earliest event reported)

NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

In conjunction with the Stock Option Agreement between NovaStar Financial, Inc. (the “Company”) and W. Lance Anderson, the Company’s Chief Executive Officer, on March 15, 2011 (the “Option Agreement”), which Option Agreement is described in Item 5.02(e) of this Form 8-K, the Company and Mr. Anderson also entered into a Registration Rights Agreement on March 15, 2011 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company will, under certain circumstances described in the Registration Rights Agreement, use its reasonable best efforts to register all or any part of Mr. Anderson’s Registrable Securities (as defined in the Registration Rights Agreement) with the SEC so that his shares may be more easily resold. Subject to an applicable lock-up period and certain conditions, such as eligibility of the Company to register shares on a Form S-3 and the registration of securities with an aggregate price of at least $2,500,000, Mr. Anderson is entitled to make one Demand Registration (as defined in the Registration Rights Agreement) on Form S-3 and has piggyback registration rights on future registration statements (other than those relating solely to employee benefit plans) filed by the Company, subject to customary restrictions.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Under the Option Agreement, the Company’s Board of Directors granted Mr. Anderson an option (the “Option”) to purchase 439,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a price of $0.51 per share (the “Option Price”), which was the closing price of the Common Stock as quoted by Pink OTC Markets’ inter-dealer quotation service on March 15, 2011. The Option vests and becomes exercisable in four equal installments—on December 31 of 2012, 2013, 2014 and 2015—and terminates on March 15, 2021. The Option was granted directly by the Board of Directors and was not granted under the Company’s existing 2004 Incentive Stock Plan, as amended.

The Option is subject to certain anti-dilution protections, including with respect to the Company’s proposed recapitalization of its 8.90% Series C Cumulative Redeemable Preferred Stock (the “Series C Offer”) and its 9.00% Series D1 Mandatory Convertible Preferred Stock (as described in the Company’s registration statement on Form S-4, as amended (Registration No. 333-171115)). If the Company does not complete the proposed recapitalization of its preferred stock by December 31, 2011, the number of Option Shares will be reduced by 198,297, and the number of shares vesting over time shall be adjusted accordingly on a pro-rata basis. Until December 31, 2014, Mr. Anderson is not permitted to exercise the Option if, after such exercise, Mr. Anderson would be deemed to own more than 4.9% of the outstanding stock of the Company.

Upon Mr. Anderson’s termination from employment with the Company for Good Reason or without Cause, or upon a Change in Control (each as defined in the Option Agreement), the vesting of the Option will be accelerated and the full number of then-unexercised Option Shares will become exercisable in full. Upon the occurrence of the aforementioned events, the Company may, at its election, pay Mr. Anderson an immediate cash lump sum equal to the excess of the value of shares of Common Stock for which the Option has not yet been exercised over the applicable exercise price payable for such shares, whereupon such payment shall fully satisfy the Company’s obligations under the Option Agreement.

Upon Mr. Anderson’s death or Disability (as defined in the Option Agreement), the Option may be exercised, to the extent the Option Shares are then vested, for a period of twelve months after death or Disability or until the expiration of the stated term of such Option, whichever period is shorter. Upon Mr. Anderson’s termination from employment with the Company for Cause, the Option shall terminate.

The foregoing descriptions of the Option Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 4.1 and 10.1, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit Number	Description
4.1	Registration Rights Agreement, dated March 15, 2011, by and between NovaStar Financial, Inc. and W. Lance Anderson
10.1	Stock Option Agreement, dated March 15, 2011, by and between NovaStar Financial, Inc. and W. Lance Anderson

The Series C Offer has not commenced. This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The Form S-4 has not yet become effective. The Company will mail the proxy statement/consent solicitation/prospectus and related Series C Offer materials to the holders of its Series C Preferred Stock who are eligible to participate in the Series C Offer if and after the registration statement on Form S-4 is declared effective. The holders of the Series C Preferred Stock are urged to carefully read the proxy statement/consent solicitation/prospectus and related Series C Offer materials because they contain important information.

The Form S-4 and the Schedule TO/13E-3 filed by the Company to disclose the proposed Series C Offer, each subject to subsequent amendment, are available for free on the SEC website, www.sec.gov. The proxy statement/consent solicitation/prospectus included in the Form S-4 will be available for free from the Company for holders of the Series C Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.

DATE: March 21, 2011	/s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Financial Officer